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Exhibit 21.1

SUBSIDIARIES OF POLYPORE INTERNATIONAL, INC.

Name of Subsidiary	State or jurisdiction of Incorporation or Organization
Celgard Acquisition Corporation.	Cayman Islands
Celgard Korea, Limited	South Korea
Celgard, LLC	Delaware
Daramic Battery Separator India Private Limited	India
Daramic Tianjin PE Separator Co., Ltd.	China
Daramic (Thailand) Limited	Thailand
Daramic Acquisition Corporation.	Delaware
Daramic Asia, Inc.	Delaware
Daramic Holding S.A.S.	France
Daramic International, Inc.	Delaware
Daramic S.A.S.	France
Daramic Separadores de Baterias Ltda.	Brazil
Daramic, LLC	Delaware
Daramic Xiangyang Battery Separator Co., Ltd.	China
Membrana GmbH	Germany
Polypore Acquisition GmbH	Germany
Polypore B.V.	Netherlands
Polypore C.V.	Netherlands
Polypore Europe Services GmbH & Co. KG	Germany
Polypore Hong Kong, Limited	Hong Kong
Polypore K.K.	Japan
Polypore (Shanghai) Membrane Products Co., Ltd.	China
Polypore Verwaltungs GmbH	Germany
Separatorenerzeugung GmbH	Austria

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  Exhibit 21.1
SUBSIDIARIES OF POLYPORE INTERNATIONAL, INC.